                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   Bassett Furniture Industries, Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                   BASSETT FURNITURE INDUSTRIES, INCORPORATED
                                BASSETT, VIRGINIA

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 25, 2003

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the "Company"), will be held at the Company's headquarters at 3525 Fairystone Park Highway, Bassett, Virginia, on Tuesday, March 25, 2003, at 11:00 a.m., local time, for the purpose of considering and acting upon the following:

     1.   The election of nine Directors.

     2. A proposal to ratify the selection of Ernst & Young, LLP as independent public accountants for the fiscal year ending November 29, 2003.

     3. Any and all other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 12, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

     THE BOARD OF DIRECTORS WILL APPRECIATE THE PROMPT RETURN OF THE ENCLOSED PROXY, DATED AND SIGNED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND WILL NOT BE EXERCISED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

                                        By Order of the Board of Directors




                                        Robert H. Spilman, Jr.
                                        Chief Executive Officer and President


Bassett, Virginia
February 21, 2003

                   BASSETT FURNITURE INDUSTRIES, INCORPORATED
                  POST OFFICE BOX 626, BASSETT, VIRGINIA 24055

                                 PROXY STATEMENT

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the "Company") to be held at the Company's headquarters at 3525 Fairystone Park Highway, Bassett, Virginia, at 11:00 a.m., local time, on Tuesday, March 25, 2003. This Proxy Statement and accompanying proxy are being sent to the stockholders of the Company on or about February 21, 2003.

     Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such institutions for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

     Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised, by written request addressed to Barry C. Safrit, Chief Financial Officer, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055 or by attending the meeting and electing to vote in person. Proxies received in such form will be voted as therein set forth at the meeting or any adjournment thereof.

     The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders, and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

     Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock, par value $5.00 per share, of the Company (the "Common Stock") held by them of record at the close of business on February 12, 2003, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. Voting on all matters, including the election of Directors, will be by voice vote or by show of hands. The number of shares of Common Stock of the Company outstanding on February 12, 2003 was 11,614,105.

     Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. If a quorum is present, Directors will be elected by a plurality of the votes cast and action on other matters submitted to the stockholders will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.


PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

     The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company as of February 12, 2003. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.

                                                     AMOUNT AND
        NAME AND ADDRESS OF                          NATURE OF                            PERCENT OF COMMON
          BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP                     STOCK OUTSTANDING
        -------------------                      --------------------                     -----------------
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue                                     936,440(1)                                8.06%
11th Floor
Santa Monica, CA  90401

Bassett Employee Savings/
Retirement Plan                                       673,594(2)                                5.80%
Barry C. Safrit, Trustee
Bassett, VA  24055

Grace & White, Inc.
515 Madison Avenue                                    650,400(3)                                5.60%
New York, NY  10022

-------------------
(1) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of these shares which are held by certain investment companies, trusts and other investment vehicles for which Dimensional serves as investment advisor or manager. Dimensional has sole investment and voting power with respect to all of these shares. Dimensional disclaims beneficial ownership of all such shares. The information provided is based upon a Schedule 13-G dated December 31, 2002, filed by Dimensional.

(2) In his capacity as Trustee, Barry C. Safrit, Vice President and Chief Financial Officer of the Company, has sole voting and dispositive power over these shares. Mr. Safrit disclaims beneficial ownership of these shares.

(3) Grace & White, Inc. ("Grace"), a registered investment advisor, has sole voting and investment power with respect to all of these shares, which it holds on behalf of its clients. The information provided is based upon a
     Schedule 13-G dated January 27, 2003, filed by Grace.


     The following table sets forth, as of February 12, 2003, information as to the beneficial ownership of the Common Stock by all Directors and executive officers of the Company as a group and by the named Executive Officers who are not also nominees for Directors. Information with respect to the beneficial ownership of the Common Stock by the nominees for Directors is contained in the table under "Election of Directors."

       NAME AND ADDRESS OF                          NATURE OF                            PERCENT OF COMMON
         BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP                     STOCK OUTSTANDING
       -------------------                      --------------------                     -----------------
Directors and executive
officers as a group                                 1,646,424(2,3)                             13.28%
(17 persons)

Barry C. Safrit, individually and as                  706,128(3,4)                              6.06%
Trustee of the Bassett Employee
Savings/Retirement Plan

Keith R. Sanders                                       64,000(4)                                  1

Thomas Swanston                                         15,000(4)                                 1

-------------------
(1)  Less than 1% of the outstanding Common Stock.

(2) Includes 781,819 shares subject to options held by Directors and executive officers that are currently exercisable or that are exercisable within 60 days.

(3) Includes 673,594 shares held by the Company's Employee Savings/Retirement Plan, for which Barry C. Safrit, Vice President of the Company, has sole voting and dispositive power in his capacity as Trustee. Mr. Safrit disclaims beneficial ownership of these shares.

(4) Includes shares subject to options that are currently exercisable or that are exercisable within 60 days as follows: Mr. Safrit 30,000, Mr. Sanders 60,000, and Mr. Swanston 15,000.



                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Bylaws of the Company provide for nine Directors. At the meeting, nine Directors will be elected to serve, subject to the provisions of the Bylaws, until the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR the nine nominees listed below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder's proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for the nine nominees including such substitutes as shall be designated by the Board of Directors.

     The nine nominees for election as Directors are listed below. All of the nominees are currently members of the Board of Directors. All were elected to their current terms, which expire in 2003, at the Annual Meeting of Stockholders held on March 26, 2002.

                                                                                   AMOUNT AND          PERCENT OF
                                                                                   NATURE OF             COMMON
NAME AND                        OFFICES WITH THE COMPANY OR OTHER OCCUPATION     COMMON STOCK            STOCK
DIRECTOR SINCE           AGE    DURING PAST FIVE YEARS AND DIRECTORSHIP           OWNERSHIP           OUTSTANDING
--------------           ---    --------------------------------------------     ------------         -----------
Peter W. Brown, M.D.
1993                      60    Partner, Virginia Surgical Associates of           14,273(2)               1
                                Richmond (general surgery).  Director,
                                Dominion Resources.
Willie D. Davis
1997                      68    President of All Pro Broadcasting, Inc.            11,870(2)               1
                                (radio broadcasting) since 1976.
                                Director of Sara Lee Corporation, K-Mart
                                Corporation, Dow Chemical Company, MGM
                                Grand, Inc., Alliance Bank, Wisconsin
                                Energy, Johnson Controls, Inc.,
                                Checkers, Inc., MGM, Inc. and Manpower,
                                Inc.
Alan T. Dickson
1989                      71    Chairman of the Board since 1994 and               14,861(2)               1
                                President from 1968 to 1994 of Ruddick
                                Corporation (diversified holding
                                company). Director of Sonoco Products
                                and Lance, Inc.
Paul Fulton
1993                      68    Chairman of the Board of the Company              279,724(2)            2.35%
                                since 1997; Chief Executive Officer of
                                the Company from 1997 to 2000; Dean of
                                the Kenan-Flagler Business School of the
                                University of North Carolina at Chapel
                                Hill from 1994 to 1997. Director of Bank
                                of America Corporation, Lowe's
                                Companies, Inc., Sonoco Products, and
                                William Carter Company.
Howard H. Haworth
1997                      68    President, The Haworth Group (personal             12,961(2)               1
                                and family investment group); Chief
                                Executive Officer from 1973 to 1982 and
                                Chairman and Chief Executive Officer from
                                1982 to 1985 of Drexel Heritage Home
                                Furnishings; Chairman Emeritus, North
                                Carolina State Board of Education since
                                1995; Secretary of Commerce of the State of
                                North Carolina from 1985 to 1987; Emeritus
                                Member, Board of Directors, Wachovia
                                Corporation.
Michael E. Murphy
1997                      66    Private investor.  Vice Chairman and               12,967(2)               1
                                Chief Administrative Officer of Sara Lee
                                Corporation from 1994 to 1997. Director
                                of GATX Corporation, Payless ShoeSource,
                                Inc., CNH Global, NV, and Coach, Inc.
Robert H. Spilman, Jr.
1997                      46    President and Chief Executive Officer of          309,886(2,3)          2.62%
                                the Company since 2000; President and
                                Chief Operating Officer of the Company
                                since 1997. Director, Ruddick
                                Corporation.
Dale C. Pond
2002                      57    Executive Vice President, Merchandising/            4,702(2)               1
                                Marketing, Lowe's Companies, Inc. since
                                1998; Senior Vice President, Marketing &
                                Advertising from 1993 to 1997.
David A. Stonecipher
2001                      61    Chairman of the Board since 1998 and               12,247(2)               1
                                Chief Executive Officer since 1993 and
                                President from 1993 to 2001 of
                                Jefferson-Pilot Corporation.

-------------------

(1)  Less than 1% of the outstanding Common Stock.

(2) Includes shares subject to options that are currently exercisable or exercisable within 60 days as follows: Peter W. Brown 9,500; Willie D. Davis 7,500; Alan T. Dickson 9,500; Paul Fulton 265,000; Howard H. Haworth 7,500; Michael E. Murphy 7,500; Dale C. Pond 3,500; Robert H. Spilman, Jr. 208,668; and David A. Stonecipher 4,500.

(3) Includes 17,217 shares held by Mr. Spilman's wife, 35,140 shares held by his children and 6,515 shares held in trusts of which Mr. Spilman is the beneficiary.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors met five times during the 2002 fiscal year. Each Director attended at least 75% of the meetings of the Board of Directors and Committees on which such Director served. The Board of Directors' committees include an Audit Committee and an Organization, Compensation and Nominating Committee.

         The Audit Committee is composed of Messrs. Murphy, Dickson and Stonecipher. Among other things, the Audit Committee monitors the performance of the independent auditors for the Company; recommends their engagement or dismissal to the Board of Directors; approves all audit and related fees; and reviews and evaluates audit activities. The Audit Committee met five times during the fiscal year.

         The Organization, Compensation and Nominating Committee is composed of Dr. Brown and Messrs. Davis, Haworth and Pond. The Organization, Compensation and Nominating Committee reviews and makes recommendations to the Board of Directors with respect to executive compensation; establishes, reviews and recommends changes to the organizational structure of the Company so as to utilize the management resources to best respond to the changing demands of the marketplace; reviews the individual performance of each Director in terms of overall contribution to the betterment of the Company, including meeting attendance and participation; reviews the composition of the Board; and recommends a slate of Directors for nomination to the Board. The Organization, Compensation and Nominating Committee met four times during the fiscal year.

         The Organization, Compensation and Nominating Committee will consider recommendations by stockholders as to nominees for Directors. Such recommendations should be submitted in writing addressed to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.


AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors (the "Audit Committee") is composed of three directors and operates under a written charter adopted by the Board of Directors on June 25, 2002, attached as Exhibit A, and annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission and Nasdaq. Each of the members of the Audit Committee is independent, as defined by Nasdaq.

         Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee's primary responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent auditors.

         In this context, the Audit Committee has reviewed and discussed the Company's financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required of auditors to be discussed by auditing standards generally accepted in the United States. The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

         Based on the foregoing, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2002 for filing with the Securities and Exchange Commission. The Audit Committee also recommends that Ernst & Young, LLP be retained as the Company's independent auditors for the fiscal year ending November 29, 2003.

         Audit Committee:

                  Michael E. Murphy, Chairman
                  Alan T. Dickson
                  David A. Stonecipher


ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE REPORT

         The Organization, Compensation and Nominating Committee of the Board of Directors (the "Committee") has assisted the Company in developing and implementing compensation policies and programs which seek to improve the profitability of the Company and to maximize stockholder value over time. To accomplish this, the directors who comprise the Committee have developed executive compensation policies that are consistent with, and directly linked to, the Company's business objectives. These business objectives represent a composite of factors that are considered important for the future success of the Company. These factors attempt to balance long and short-term performance, including the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the household furniture environment. The members of the Committee deliberate on matters affecting executive compensation. The decisions are reviewed by the full Board, with the exception of decisions on stock or option awards which are made by the Committee to satisfy tax law requirements.

         The key principles which the Committee emphasizes in developing compensation programs affecting senior executives are:

         o Paying for performance that emphasizes corporate, business unit and individual achievement.

         o Motivating senior executives to the achievement of strategic and tactical business goals and objectives and rewarding outstanding achievement.

         o Linking the interests of senior executives with the long-term interests of the stockholders through ownership of the Common Stock.

         As the level of responsibility increases, an executive's compensation will be proportionately at greater risk, reflecting the rewards earned as a result of goal attainment. As responsibility increases, the compensation mix will rely increasingly on the value of stock awards.

         Section 162(m) of the Internal Revenue Code (the "Code") imposes a $1 million limit on the amount of annual compensation that can be deducted by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to this deductibility limit. It is generally the Company's policy to seek to qualify the performance-based components of its compensation program for this exclusion from the Section 162(m) limitation as necessary to maximize the deductibility of executive compensation so long as doing so is consistent with the Committee's objectives for executive compensation.

         The four components of executive compensation are:

         Base Salary. When the Committee last reviewed the base salaries of the named executive officers at similar-sized companies and at the companies included in the performance peer group shown on page 8, the base salaries of the Company's executive officers were generally in the low- to mid-range compared with the base salaries at those other companies. In recent years the base salaries have been kept at relatively fixed levels to reflect the general economic conditions of the industry and to keep fixed costs under control. The Committee and the Company emphasize rewards in the total compensation context (i.e., with greater emphasis on at-risk compensation), rather than appreciably increasing base salary.

         Annual Incentive Bonuses. Annual incentives are established for each executive in the form of a percentage of base salary. Bonus targets are based on performance criteria related to achievement of the Company's annual plans, such as profitability, earnings per share, market growth and returns on invested capital and equity, and bonus targets include, to a certain extent, individualized goals based on areas of responsibility. In the last two years, and for the current fiscal year, more emphasis (and reward) has been placed on improving cash flow and managing the balance sheet to reflect the Company's response to market conditions and efforts to position the Company for earnings growth as the overall market improves. The bonuses paid to the Company's executive officers for the 2002 fiscal year generally ranged from 15% to 30% of the executives' maximum potential bonus amounts for the year. The determination of the amount of any bonus to be paid is made after the end of the year based on the degree to which the performance criteria have been met. At risk, performance-based bonus compensation averaged approximately 13% of total annual cash compensation for the executive officers named in the Summary Compensation Table during the fiscal year ended November 30, 2002.

         Stock Option Grants. Grants of stock options to the Company's executives under the Company's stock option plans provide incentives to achieve the Company's long-term performance objectives. Whether a grant will be made to an executive officer, and if so in what amount, is determined by the Committee based on the Committee's subjective evaluation of the executive officer's potential contribution to the Company's future success, the level of incentive already provided by the number and terms of the executive officer's existing stock option holdings and the market price of the Company's Common Stock. Consistent with the Committee's compensation philosophy, all stock options awarded to executive officers and other key managers in fiscal year 2002 were granted with a three-year vesting requirement.

         Benefits. These programs are designed to provide protection against financial catastrophe that can result from illness, disability or death. Benefits offered to executive officers are similar to those offered to all employees, with certain variations to promote tax efficiency and the replacement of benefits lost due to regulatory limitations.

         Chief Executive Officer's 2002 Compensation. The base salary component of Mr. Spilman's compensation for fiscal 2002 was $300,000. Mr. Spilman's bonus, based on quantifiable, objective performance measures set at the beginning of the year (which related to earnings per share, operating income and cash flow), was 15% of the maximum potential bonus amount for the year. Mr. Spilman was granted 30,000 options with three year vesting requirements as part of and consistent with the long term incentive program described above.

         For fiscal year 2003, the Organization, Compensation and Nominating Committee has again established performance criteria designed to enhance stockholder value. These criteria are heavily weighted toward improved operating earnings and operating cash flows, and maintaining reduced fixed costs consistent with the financial objectives of the Company and representative of the success needed to ensure growth and profitability.

                                  Howard H. Haworth, Chairman
                                  Peter W. Brown
                                  Willie D. Davis
                                  Dale C. Pond

STOCKHOLDER RETURN PERFORMANCE GRAPH

         Presented below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Company's peer group for the period commencing November 28, 1997 and ending November 30, 2002, covering the Company's five fiscal years ended November 30, 2002. The Company's peer group consists of eight publicly traded companies: the Company, Bush Industries, Inc. Class A Common Stock, Chromcraft Revington Inc., Ethan Allen Interiors, Inc., Furniture Brands International, Inc., La-Z-Boy Incorporated, the Rowe Companies and Stanley Furniture Company, Inc., each of which is in the household furniture industry. This graph assumes that $100 was invested on November 28, 1997 in the Company's Common Stock, the S&P 500 Index and the peer group and that dividends were reinvested.


       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                          S&P 500 INDEX AND PEER GROUP




                                  [PERFORMANCE GRAPH]




                11/28/97        11/27/98        11/26/99        11/24/00        11/23/01        11/30/02
Basset            100.00          87.52            58.21           45.43           60.18           57.35
S&P 500           100.00         123.66           149.50          143.19          125.69          104.94
Peer Group        100.00         111.32           112.95           88.75          127.88          134.26


         Media General Financial Services supplied the data for the Company, the S&P 500 Index and the Company's peer group.

EXECUTIVE COMPENSATION

         The table below shows the compensation paid or accrued by the Company for the three fiscal years ended November 30, 2002, to or for the account of the Chief Executive Officer and the Company's four other most highly compensated officers who were serving at the end of the fiscal year (collectively, the "named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                             ANNUAL COMPENSATION                          COMPENSATION
                                 -------------------------------------------   ----------------------------------
                                                                               RESTRICTED  SECURITIES   ALL OTHER
                                                               OTHER ANNUAL      STOCK     UNDERLYING    COMPEN-
NAME AND                          FISCAL    SALARY    BONUS    COMPENSATION    AWARD(s)      OPTIONS      SATION
PRINCIPAL POSITION                YEAR     ($)(1)      ($)(2)     ($)(3)          ($)         (#SH)       ($)(4)
                                 -------   -------    -------  ------------    ----------  ----------   ---------
Robert H. Spilman, Jr.             2002    300,000    44,930        --             0         30,000       19,897
President and Chief                2001    275,000    82,500        --             0            0         17,355
Executive Officer                  2000    225,000    89,944        --             0         76,668       16,778
                                 -------   -------    -------  ------------    ----------  ----------   ---------
Keith R. Sanders                   2002    184,000    27,342        --             0         15,000        4,757
Executive Vice President -         2001    178,000    35,600        --             0            0          3,753
Operations                         2000    178,000      0           --             0            0          4,357
                                 -------   -------    -------  ------------    ----------  ----------   ---------
Thomas Swanston                    2002    175,000     35,127       --             0            0          3,019
Executive Vice President-          2001     61,542       0          --             0         30,000          0
Sales and Marketing                2000       0          0          --             0            0            0
                                 -------   -------    -------  ------------    ----------  ----------   ---------
Barry C. Safrit                    2002    155,000    18,209        --             0         15,000        4,065
Vice President and                 2001    143,333    21,750        --             0            0          3,545
Chief Financial Officer            2000    125,000    10,781        --             0            0          3,613
                                 -------   -------    -------  ------------    ----------  ----------   ---------
Thomas E. Prato                    2002    128,000    22,630        --             0          8,000        6,167
Vice President - Sales             2001    125,000    18,750        --             0             0         4,405
                                   2000    125,000     5,022        --             0         23,334        5,601
                                 -------   -------    -------  ------------    ----------  ----------   ---------

----------------

(1) The salaries shown above include deferred compensation for each named Executive Officer under the Section 401(k) qualified, defined contribution Employee Savings/Retirement Plan.

(2) Under the Company's incentive bonus program, executives are paid cash awards, which are directly related to predetermined performance goals and attainment of Company objectives, including, in fiscal year 2002, goals for operating cash flow and operating income, which were partially achieved and not achieved, respectively. Awards are made annually following the completion of the fiscal year.

(3) No named Executive Officer has received personal benefits during the listed years in excess of the lesser of $50,000 or 10% of annual salary and bonus.

(4) Includes amounts accrued under a deferred compensation agreement with one of the named Executive Officers and Company matching contributions under the Company's Employee Savings/Retirement Plan. During the 2002 fiscal year, the amount accrued under the deferred compensation agreement with Mr. Spilman was $10,697.

The table below shows the individual grants to the named Executive Officers of stock options during the fiscal year ended November 30, 2002.


                                                       OPTION/SAR GRANTS IN THE 2002 FISCAL YEAR
                              -------------------------------------------------------------------------------------------

                                NUMBER OF        % OF TOTAL
                               SECURITIES       OPTIONS/SARS
                               UNDERLYING        GRANTED TO                                                  GRANT DATE
                              OPTIONS/SARS       EMPLOYEES        EXERCISE OR BASE       EXPIRATION           PRESENT
NAME                          GRANTED (#SH)    IN FISCAL YEAR       PRICE ($/SH)            DATE            VALUE ($)(1)
-------------------------    --------------   ---------------     -----------------     ------------        -------------
Robert H. Spilman, Jr.          30,000(2)           8.6%               14.70             1/14/2012            110,000
Keith Sanders                   15,000(2)           4.3%               14.70             1/14/2012             55,000
Barry C. Safrit                 15,000(2)           4.3%               14.70             1/14/2012             55,000
Thomas Prato                     8,000(2)           2.3%               14.70             1/14/2012             29,000
Thomas Swanston                     0                --                  --                  --

-------------------

(1) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under the model are based on arbitrary assumptions as follows: options to be exercised in five years, stock price volatility at 0.40, annual dividend yield of 5.4% and a risk-free interest rate of 4.5%. No downward adjustments are made to the resulting grant-date option values to account for potential forfeitures or non-transferability of the options. The actual value of the options depends upon the actual performance of the Company's Common Stock during the applicable period.

(2) These options were granted pursuant to the Company's 1997 Employee Stock Plan, and have a three year vesting requirement and have an exercise price equal to the market price of the Company's Common Stock on the date of grant. The exercisability of the options is subject to acceleration in the discretion of the Organization, Compensation and Nominating Committee and upon the occurrence of a change in control.


       The table below shows, on an aggregated basis, the exercise of stock options during the fiscal year ended November 30, 2002 by each named Executive Officer and the 2002 fiscal year-end value of unexercised in-the-money stock options.

             AGGREGATED OPTION/SAR EXERCISES IN THE 2002 FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES



                                SHARES                         NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                               ACQUIRED                       UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/SARS
                                  ON          VALUE          OPTIONS/SARS AT FY-END               AT FY-END
                               EXERCISE      REALIZED                (#SH)(1)                     ($)(1)(2)
NAME                            (#SH)          ($)           EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-----------------------      -----------    ---------       --------------------------   ---------------------------
Robert H. Spilman, Jr.            0            0                  179,362/55,556                      0/0
Barry C. Safrit                   0            0                   25,000/15,000                      0/0
Keith R. Sanders                  0            0                   55,000/15,000                      0/0
Thomas Swanston                   0            0                   15,000/15,000                      0/0
Thomas E. Prato                   0            0                   37,681/15,778                      0/0

-------------------

(1) No SARs were exercised in 2002 and there were no SARs outstanding at the 2002 fiscal year-end.

(2) Represents the difference between the fair market value of the Company's Common Stock and the exercise price at the 2002 fiscal year-end.

SUPPLEMENTAL RETIREMENT INCOME PLAN

     The Company has a Supplemental Retirement Income Plan (the "Supplemental Plan") that covers one current and certain former senior executives to promote their long service and dedication and to provide an additional retirement benefit. Upon retirement, the Supplemental Plan provides for lifetime monthly payments in an amount equal to 65% of the participant's final average compensation as defined in the Supplemental Plan, which amount is reduced by (i) 50% of old age social security benefits, (ii) the benefit that would be payable on a life annuity basis from Company contributions to the Employee Savings/Retirement Plan based on a formula using maximum employee contributions, and (iii) the benefit that would be payable on a life annuity basis from funds the Company contributed to a Defined Benefit Plan that was terminated in 1977. There is no provision under the Supplemental Plan for a disability benefit if a participant's employment is terminated prior to age 65 due to disability; however, the participant, notwithstanding the termination of employment, will continue to be covered by the Supplemental Plan. The death benefit is divided into (a) prior to retirement death, which pays the beneficiary 50% of final average compensation for a period of 120 months, and (b) post-retirement death, which pays the beneficiary 200% of final average compensation in a single payment. There are no benefits payable as a result of a termination of employment for any reason other than death or retirement, other than a change of control provision which provides for the immediate vesting and payment of the retirement benefit under the Supplemental Plan in the event of an employment termination resulting from a change of control. The executives covered under this Supplemental Plan have waived participation in the Company's group life insurance program.

     Assuming no change in the rate of compensation for Robert H. Spilman, Jr., after November 30, 2002, it is projected that the benefit that would otherwise have been payable on retirement at age 65 to Mr. Spilman will be fully offset by the benefits calculated (using the aforementioned formula) to be payable from Company contributions to the Employee Savings/Retirement Plan. Mr. Spilman is the only named Executive Officer participating in the Supplemental Plan.

DEFERRED COMPENSATION AGREEMENT

     Robert H. Spilman, Jr. has entered into a Deferred Compensation Agreement with the Company pursuant to the Executive Deferred Compensation Plan. Under that agreement, Mr. Spilman deferred a portion of his compensation over a four-year period. Upon Mr. Spilman's retirement, death or disability, he would be entitled to the following annual payments for a fifteen year period: upon his retirement, $108,125.20; upon his death, $14,776.40; and upon his disability, $8,200.00.

DIRECTOR COMPENSATION

     Directors who are also employees of the Company receive no additional compensation for serving as directors. Directors who are not employees of the Company receive an annual retainer fee of $20,000 and, beginning after April 1, 2003, will receive a meeting attendance fee of $500 per committee or board meeting. Chairpersons of the Board of Directors' standing committees receive an additional fee of $1,000 per Board meeting, and the chairperson of the Audit Committee will receive an additional annual retainer fee of $10,000 on April 1 of each year, beginning April 1, 2003.

     Under the Company's 1993 Stock Plan for Non-Employee Directors (the "Director Plan"), each Director who is not a regular employee of the Company automatically receives an option to purchase 2,500 shares of Common Stock upon his or her initial election to the Board of Directors and on each April 1 thereafter automatically receives an option to purchase 1,000 shares of Common Stock. All such options have an exercise price equal to the market price of the Common Stock on the date of grant and are subject to adjustment in the event of stock dividends and splits, recapitalizations and similar transactions. An option granted under the Director Plan is not exercisable unless the optionee remains available to serve as a Director of the Company for six months after the date of grant. An optionee's rights under all outstanding options will terminate three years after his termination as a Director, unless the termination is because of death or disability, in which case the options will be exercisable for one year after such termination. Unless earlier terminated, all options granted under the Director Plan expire ten years from the date of grant.

     In addition, the Director Plan provides that each eligible Director will receive one-half of his or her annual retainer fee in the form of a Common Stock award on April 1 of each year and may elect to receive all or part of the remaining portion of his or her annual retainer fee on October 1 in the form of a Common Stock award; however, the April 1, 2003 grants of 1000 stock options described above will leave an insufficient number of shares to fully cover the first half of the Director's annual retainer fees. Prorated grants of stock (supplemented with cash) will exhaust the shares available under the Director Plan. The total number of shares of Common Stock to be issued pursuant to a stock award is determined by dividing the amount of the Director's compensation that is to be paid in Common Stock by the fair market value of a share of the Common Stock on the date the award is made.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Executive officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended November 30, 2002, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial stockholders were complied with.


                                 PROPOSAL NO. 2

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation and approval of the Audit Committee, the Board of Directors has approved the selection of Ernst & Young, LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending November 29, 2003. This selection is being presented to the stockholders for their ratification at the Annual Meeting of Stockholders. The firm of Ernst & Young, LLP is considered well qualified. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Change of Independent Public Accountants

     On May 13, 2002, upon the recommendation and approval of the Audit Committee, the Board of Directors dismissed Arthur Andersen, LLP as the Company's independent public accountants and engaged Ernst & Young, LLP to serve as the Company's independent public accountants for the Company's fiscal year 2002.

     Arthur Andersen's reports on the Company's consolidated financial statements for each of the fiscal years ended November 24, 2001 and November 25, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended November 25, 2000, and November 24, 2001 and the subsequent interim periods through May 13, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its report on the Company's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     The Company provided Arthur Andersen with a copy of the foregoing disclosures, and a letter from Arthur Andersen confirming its agreement with these disclosures was filed with the Securities and Exchange Commission on May 14, 2002.

Audit and Other Fees

     Audit Fees. The Company incurred aggregate fees of $202,730 from Ernst & Young for the 2002 annual audit and for review of the Company's financial statements included in its Forms 10-Q for the 2002 fiscal year, and $15,000 from Arthur Andersen for the review of the Company's financial statements included in its Form 10-Q for the first quarter of the 2002 fiscal year.

     Financial Information Systems Design and Implementation. The Company did not incur any fees from Ernst & Young or Arthur Andersen for these types of services for the 2002 fiscal year.

     All Other Fees. During the 2002 fiscal year, the Company incurred aggregate fees of $14,110 from Ernst & Young for all other services, including audit-related fees of $11,160 and other fees of $2,950, and $67,582 from Arthur Andersen for all other services, including audit related fees of $5,000 and other fees of $62,582. Audit-related fees were for the audit of the Company's employee benefit plan, accounting consultation and consents. Other fees were primarily for tax compliance and tax consultation.

     The Audit Committee considered whether, and determined that, the auditor's provision of non-audit services was compatible with maintaining the auditor's independence. The Company intends to continue using Ernst & Young, LLP solely for audit and audit-related services, tax consultation and tax compliance services, and, as needed, for due diligence in acquisitions.

Recommendation

     The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young, LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending November 29, 2003, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of Ernst & Young, LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

STOCKHOLDER PROPOSALS FOR INCLUSION IN THE PROXY STATEMENT

     Any proposal that a stockholder intends to present for action at the 2004 Annual Meeting of Stockholders must be received by the Company no later than October 25, 2003, in order for the proposal to be included in the proxy statement and form of proxy for the 2004 Annual Meeting of Stockholders. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Such proposals should be sent to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

OTHER STOCKHOLDER PROPOSALS AND NOMINATIONS

     The Company's Bylaws prescribe the procedures that a stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company's proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a stockholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company's Bylaws, a copy of which may be obtained, without charge, upon written request to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

     A stockholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder's notice must be received not later than December 26, 2003 for nominations to be made at the 2004 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and each person whom the stockholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

     A stockholder who desires to bring any other business before an annual meeting (other than matters that have been included in the Company's proxy statement for such meeting) must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder's notice must be received not later than October 17, 2003 for business to be acted upon at the 2004 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting.

     With respect to stockholder proposals not included in the Company's proxy statement for the 2004 Annual Meeting, the persons named in the Board of Directors' proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act, including with respect to proposals received by the Company after October 17, 2003.


     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 30, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO JAY R. HERVEY, SECRETARY, BASSETT FURNITURE INDUSTRIES, INCORPORATED, POST OFFICE BOX 626, BASSETT, VIRGINIA 24055.

                                    EXHIBIT A

                       BASSETT FURNITURE INDUSTRIES, INC.
                             AUDIT COMMITTEE CHARTER
                                  JUNE 25, 2002

     The Audit Committee's primary functions are to monitor and to review on behalf of the Board of Directors the Corporation's financial reports and financial reporting structure; internal control structure regarding finance, accounting and financial reporting; external audit and scope of other work by the Corporation's independent auditors; and compliance with law. The Audit Committee (the "Committee") reports to the full Board of Directors on all matters within the Committee's responsibilities. The Committee will not infringe on and does not undertake to supervise or control activities and functions properly belonging to the senior management of the Corporation in the normal operations of the Corporation.

     The Committee shall be composed of no fewer than three directors, each of whom shall be financially literate, and at least one of whom shall have accounting or related financial management expertise, in each case as required from time to time by the audit committee standards of NASDAQ. The Board of Directors shall interpret these requirements and determine such qualifications of Committee members in its business judgment. Furthermore, the Committee shall be composed entirely of directors who are independent within the meaning of the audit committee independence standards of NASDAQ, as determined by the Board of Directors. The Committee shall review and reassess the adequacy of its charter annually. The Committee shall cause to be provided to NASDAQ such appropriate written confirmation concerning these matters as NASDAQ may from time to time require.

     The independent auditors shall be ultimately accountable to the Committee and the Board of Directors on all matters pertaining to their engagement, and the independent auditors shall report to the Committee as the Board of Directors' representative. The Committee shall encourage open communication among the Committee, independent auditors, internal audit and the Corporation's management regarding matters within the Committee's responsibilities. The Committee shall establish a calendar incorporating regular reporting items it requires from independent auditors and the senior management during the fiscal year.

     To carry out the Committee's responsibilities:

     1. The Committee, as the Board of Directors' representative, has the authority and responsibility to evaluate and recommend to the Board of Directors the appointment of (and, where appropriate, the replacement of) the independent auditors. The Committee shall require the independent auditors to submit periodically a formal written statement delineating all relationships between the independent auditors and the Corporation, including audit and non-audit assignments and the fees and any other compensation paid to the independent auditors therefor. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors, and for recommending that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of their independence.

     2. The Committee will meet with the independent auditors and the Corporation's senior management to review the scope and methodology of the proposed audits for each fiscal year. The independent auditors shall provide regular reports to the Committee during the fiscal year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached. At least annually, the independent auditors and senior management will review with the Committee any audits of and recommendations relating to employee benefit plans.

     3. The Committee shall discuss and review with senior management and approve annually the internal audit plan; including the basis for audit risk assessment, the schedule for receipt and review of internal audit reports, and evaluation of internal audit findings and recommendations to senior management. Throughout the fiscal year, internal audit shall report to senior management. Internal audit or senior management will convey internal audit reports to the Committee.

     4. Senior management and the independent auditors shall review with the Committee the Corporation's annual financial statements, and, prior to filing with the Securities and Exchange Commission, drafts of the Corporations Quarterly Reports on Form 10-Q. Quarterly, the independent auditors shall provide to the Committee a review letter as contemplated by Statement on Auditing Standards No. 71. During each fiscal year, the independent auditors shall review with the Committee their assessment as to the adequacy of the Corporation's structure of internal controls over financial accounting and reporting, and their qualitative judgments as to accounting principles employed and related disclosures by the Corporation and the conclusions expressed in the Corporation's financial reports. The independent auditors shall review with the Committee significant judgments made by senior management in the preparation of the financial statements. The Committee will review in detail reports of examination issued by federal and state regulatory agencies as well as the Corporations' responses thereto.

     5. The independent auditors shall promptly identify to the Committee any areas of disagreement with senior management in the preparation of financial statements.

     6. The independent auditors and senior management, including general counsel, shall identify to the Committee significant business, financial or legal issues that may significantly impact the Corporation's financial statements and internal control systems. During each fiscal year, senior management, including general counsel, shall report to the Committee as to all significant litigation, threatened litigation or potential litigation in which the Corporation and its subsidiaries are or may be engaged, as well as the anticipated or potential impact of such litigation, threatened litigation or potential litigation on the Corporation.

     7. During each fiscal year, senior management shall review with the Committee the Corporation's monitoring efforts and procedures to ensure compliance with laws and governmental regulations. Senior management shall provide such information to the Committee as is reasonably required to keep the Committee current on changes in accounting standards and securities regulations affecting the Corporation, as well as material developments in the home furnishings industry generally and the promulgation of regulations materially affecting the home furnishings industry.

     8. If the occasion arises, senior management will report as soon as possible to the Committee any material violation of laws or governmental regulations. The Committee has the authority to investigate any matter brought to its attention within the scope of its duties and to retain independent legal counsel, at its discretion and without permission from the Board of Directors or management.

     9. The Committee shall hold at least four meetings each fiscal year. The Chairperson of the Committee has authority to call Committee meetings, to preside at such meetings and to make assignments to Committee members. The Committee will evaluate findings and recommendations of the independent auditors and internal audit, and make recommendations as warranted to the Board of Directors.

     10. At every meeting of the Committee where the independent auditors are present, the independent auditors shall for at least a portion of such meeting meet with the Committee without members of management or internal audit present.

     11. Senior management shall report all related party transactions to the Committee, and the Committee shall be responsible for the review and oversight contemplated by NASDAQ with respect to any such reported transactions.

     12. The Corporation shall provide the Committee such support, including access to and use of the Corporation's records, physical properties, management, staff, independent auditors, attorneys and consultants, as the Committee deems necessary to discharge its responsibilities.


                                       2